Exhibit 99.1

ANGI Homeservices Announces Leadership Changes

•	Oisin Hanrahan appointed Chief Executive Officer

•	ANGI Executives Bryan Ellis and Umang Dua to oversee strategic growth areas

February 24, 2021 – DENVER – Today ANGI Homeservices, Inc. (NASDAQ: ANGI) announced a series of leadership changes to position the company for growth. The changes were led by the appointment of Oisin Hanrahan, Chief Product Officer of ANGI Homeservices, to the role of CEO, effective immediately. Mr. Hanrahan, who will also join the Board of Directors, replaces Brandon Ridenour, who is stepping down from the CEO position.

“We thank Brandon for his instrumental role in building ANGI Homeservices over the last decade as we redefine how home improvement jobs get done,” said Joey Levin, ANGI Homeservices Chairman. “As we continue to build an amazing experience for homeowners and service professionals, we’re grateful to have an exceptional product visionary in the organization to step into the role of CEO. I’m thrilled to see Oisin and his winning entrepreneurial spirit take the reins from here.”

Said Mr. Hanrahan, “I’m really excited for the opportunity to lead ANGI at this inflection point. As we’ve all spent extra time at home over the last year it’s clearer than ever how important our physical space is in our daily lives, and ANGI’s mission to help people love where they live is more relevant than ever. I’m grateful to the Board and energized to work with our talented team to help ANGI become the home for everything home.”

The company also announced the creation of two new roles to better organize around its primary strategic growth areas. Bryan Ellis, Executive Vice President of Operations at ANGI Homeservices is now Chief Revenue Officer – Marketplace, overseeing the company’s leads and advertising products. Umang Dua, co-founder and Chief Operating Officer at ANGI subsidiary Handy, is now Chief Revenue Officer – ANGI Services, responsible for leading ANGI’s pre-priced product offering.

Said Mr. Hanrahan, “With talented and seasoned leaders like Bryan and Umang now dedicated to the core drivers of our business, we’ll be in a position to move faster and deliver more value to homeowners than ever before.”

About Oisin Hanrahan

Oisin Hanrahan is the Chief Executive Officer of ANGI Homeservices. Prior to assuming the role of CEO of ANGI Homeservices, Mr. Hanrahan served as Chief Product Officer of ANGI Homeservices since June 2019, where he was responsible for all product and technology strategy. Mr. Hanrahan joined ANGI Homeservices in 2018 when Handy, the company he co-founded and led as CEO since 2012, was acquired by ANGI Homeservices. Previously, Mr. Hanrahan founded MiCandidate, a service that provided real time political content to media companies in 25 European countries. He also founded Clearwater Group, a real estate development business in Budapest, Hungary. Mr. Hanrahan is the Co-Founder and Board Director of The Undergraduate Awards, a foundation he created in 2009 to support and celebrate outstanding undergraduate students globally. Mr. Hanrahan studied for his Master of Business Administration at Harvard Business School, received a Masters in Finance from the London School of Economics, and a Business, Economics and Social Sciences degree from Trinity College Dublin.

Exhibit 99.1

About Bryan Ellis

Bryan Ellis is Chief Revenue Officer – Marketplace for ANGI Homeservices. Prior to this role, Mr. Ellis served as Executive Vice President of Operations at ANGI Homeservices since May 2020. Previously, Mr. Ellis held various leadership roles with Cypress Creek Renewables, Tesla, Solar City, Guthy-Renker, NAMG and Bertelsmann. Mr. Ellis started his career as a consultant at McKinsey and Co. Mr. Ellis holds a Bachelor of Arts degree in International Relations and a Masters degree in International Relations and Economics from The Johns Hopkins University. Mr. Ellis also completed the Program for Management Development from Harvard Business School.

About Umang Dua

Umang Dua is Chief Revenue Officer – ANGI Services for ANGI Homeservices. Prior to this role, Mr. Dua served as COO and Co-Founder of Handy, which he founded in 2012 and was acquired by ANGI Homeservices in 2018. Previously, Mr. Dua worked at McKinsey & Company, and also founded College Connect, an online platform that connected aspiring college students with enrolled students around the world. Mr. Dua earned a Bachelor of Arts degree in Economics and Political Science from Amherst College and was pursing an MBA at Harvard Business School before starting Handy.

About ANGI Homeservices

ANGI Homeservices Inc. (NASDAQ: ANGI) turns home improvement jobs imagined into jobs well-done. People throughout North America and Europe rely on us to book quality home service pros across 500 different categories, from repairing and remodeling to cleaning and landscaping. Nearly 250,000 domestic service professionals actively seek consumer matches, complete jobs or advertise through ANGI Homeservices’ platforms and consumers turn to at least one of our brands to find a pro for more than 30 million projects each year. We’ve established category-transforming products through brands such as HomeAdvisor®, Angie’s List® and Handy – as well as international brands such as HomeStars, MyHammer, MyBuilder, Instapro, Travaux and Werkspot. Our marketplaces have enabled more than 150 million consumer-to-pro connections, meaningfully redefining how easily and effectively home pros are discovered and hired. The Company is headquartered in Denver, Colorado. Learn more at www.angihomeservices.com.

Exhibit 99.1

Contacts:

IAC/ANGI Homeservices Investor Relations
Mark Schneider
(212) 314-7400

ANGI Homeservices Corporate Communications
Mallory Micetich
(303) 963-8352

IAC Corporate Communications
Valerie Combs
(212) 314-7361